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                                   EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY


1.       NTC Technology Inc.

2.       NTC Management Inc.

3.       Emertech, Sarl.

4.       Novametrix International, Ltd.

5.       Novametrix Acquisition Corporation

6.       Novametrix Foreign Sales Corporation

7.       Children's Medical Ventures, Inc.

8.       Wallingford Sales Corp.


                                      E-50